UNIFIED SERIES TRUST

Amendment No. 8 to Agreement and Declaration of Trust

The undersigned President of Unified Series Trust (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting held on November 12, 2007:

Resolved that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Unified Series Trust (the “Trust”) we hereby amend in its entirety the first paragraph of Section 4.2 to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate the following Series of Shares of the trust and designate such Series the “3 to 1 Diversified Equity Fund,” the “3 to 1 Strategic Income Fund,” the “Appleseed Fund,” the “Archer Balanced Fund,” the “Auer Growth Fund,” the “Becker Small Cap Equity Fund,” the “Becker Value Equity Fund,” the “Bell Worldwide Trends Fund,” the “Chinook Emerging Growth Fund,” the “Crawford Dividend Growth Fund,” the “Dean International Fund,” the “Dean Large Cap Value Fund,” the “Dean Small Cap Value Fund,” the “Dreman Contrarian Large-Cap Value Fund,” the “Dreman Contrarian Mid-Cap Value Fund, the “Dreman Contrarian Small-Cap Value Fund,” the “Dreman Quantitative Large Cap Value Fund,” the “Dreman Quantitative Mid Cap Value Fund,” the “Dreman Quantitative Small Cap Value Fund,” the “FCI Bond Fund,” the “FCI Equity Fund,” the “Geronimo Option & Income Fund,” the “Geronimo Multi-Strategy Fund,” the Geronimo Sector Opportunity Fund,” the “GJMB Growth Fund,” the “IMS Capital Value Fund, the “IMS Strategic Allocation Value Fund,” the “IMS Strategic Income Fund,” the “Iron Market Opportunity Fund,” the “Iron Market Strategic Income Fund,” the “Leeb Focus Fund,” the “Marathon Value Portfolio,” the “Marco Targeted Return Fund,” the “Mirzam Capital Appreciation Fund,” “NS Small Cap Growth Fund,” the “Polynous Growth Fund,” the “QCM Absolute Return Fund,” the “Roosevelt Anti-Terror Fund,” the “Sound Mind Investing Fund,” the “Sound Mind Investing Managed Volatility Fund,” the “StoneRidge Small Cap Growth Fund,” the “Symons Alpha Growth Institutional Fund,” the “Symons Alpha Value Institutional Fund,” the “Tributary Income Fund,” and the “Toreador Large Cap Fund” (collectively the “Series”). As to the “Chinook Emerging Growth Fund,” Series of Shares, the Trustees hereby establish and designate one Class of Shares, the “Institutional Class.” As to the “Dreman Contrarian Small-Cap Value Fund” Series of Shares, the Trustees hereby establish and designate two Classes of Shares, “Retail Class” and “Institutional Class.” As to “Leeb Focus Fund” Series of Shares, the Trustees hereby establish and designate two Classes of Shares, “Class R” and “Class I.” As to each of the “Crawford Dividend Growth Fund,” the “Geronimo Option & Income Fund,” the “Geronimo Multi-Strategy Fund” and the “Geronimo Sector Opportunity Fund” Series of Shares, the Trustees hereby establish and designate two Classes of Shares, “Class I” and “Class C.” The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

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Further Resolved, that the above paragraph shall supersede and take the place of the existing first paragraph for Section 4.2 of the Agreement and Declaration of Trust.

This document shall have the status of an Amendment to said Agreement and Declaration of Trust and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: November 12, 2007
/s/ Anthony Ghoston Anthony Ghoston, President

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